Exhibit 10.4
AMENDED AND RESTATED SECURED NOTE

US $2,000,000	December 23, 2016

FOR VALUE RECEIVED, DTV America Corporation, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of Continental General Insurance Company, a Texas corporation (the “Lender”), or its assigns, the aggregate principal sum of Two Million Dollars ($2,000,000), together with interest on the unpaid principal balance of this Amended and Restated Secured Note (this “Note”) outstanding from time to time at a rate equal to fourteen percent (14%) (computed on the basis of the actual number of days elapsed in a 365-day year) per annum (the “Interest Rate”).
1.Definitions. Capitalized terms used herein shall have the meanings set forth in this Section 1.

1.1
“Affiliate” means as to any Person, any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote ten (10%) percent or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

1.2
"Asset Sale Notice" means a written notice given by the Borrower to the Lender of Borrower's intention to sell any or all of its assets including all terms and conditions of such sale (including without limitation, copies of any proposed agreements relating to such sale) with all net proceeds being delivered to the Lender and American Financial (as defined below).

1.3
"Asset Sale Right of First Refusal" means the Lender's right of first refusal to purchase all of the assets that are the subject of an Asset Sale Notice pursuant to the delivery of a Purchase Notice within fifteen (15) Business Days of the Lender's receipt of a complete Asset Sale Notice so long as such purchase of assets is consummated by the Lender or its Affiliate within fifteen (15) Business Days of the receipt by the Borrower of the Purchase Notice. In no event shall the exercise by the Lender of an Asset Sale Right of First Refusal be deemed to be the acceptance of any Collateral by the Lender in full or partial satisfaction of the Loan.

1.4	“Borrower” has the meaning set forth in the introductory paragraph.

1.5	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Law to close.

1.6	“Capital Lease” means any lease of personal property, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

1.7	“Capital Lease Obligations” means the obligations of lessee relating to a Capital Lease determined in accordance with GAAP.

1.8
“Collateral” means all assets and property of the Borrower now owned or at any time hereafter acquired or in which the Borrower now has or at any time in the future may acquire any right, title or interests, wherever located, including, but not limited to:

(a)    all accounts, chattel paper, deposit accounts, documents, equipment, general intangibles, payment intangibles, software, commercial tort claims, instruments, inventory, investment property, letter of credit rights, letters of credit, money and any supporting obligations related to any of the foregoing (each as defined in the Uniform Commercial Code of the State of New York (“UCC”)), provided, however Collateral does not include licenses with or regulated by the Federal Communications Commission to the extent a security interest in such licenses would violate applicable Law (for the avoidance of doubt, Collateral does include the proceeds derived from such licenses and their sale, lease, assignment or transfer).
(b)    all books and records pertaining to the property described in this Section 1.8.
(c)    all other goods (including but not limited to fixtures) and personal property of the Borrower, whether tangible or intangible and wherever located.
(d)    all Intellectual Property.
(e)    to the extent not otherwise included, all proceeds and products of the foregoing in whatever form, including, without limitation any insurance, indemnity, warranty or guaranty payable with respect to any Collateral, any awards or payments due or payable in connection with any condemnation, requisition, confiscation, seizure or forfeiture of any Collateral by any person acting under governmental authority or color thereof, and any damages or other amounts payable to Borrower in connection with any lawsuit regarding any of the Collateral. The proceeds of any sale of the Collateral pursuant to an exercised Asset Sale Right of First Refusal, or otherwise, are Collateral.

1.9
“Copyright” means all domestic and foreign copyrights, whether registered or not or the subject of a pending application, owned by the Borrower, all applications, registrations and recordings thereof, and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof.

1.10
“Default” means any of the events specified in Section 9 which constitutes an Event of Default or which, upon the giving of notice, the lapse of time, or both pursuant to Section 9 would, unless cured or waived, become an Event of Default.

1.11	“Default Rate” means, at any time, the lesser of 18% per annum or the highest rate permitted by Law.

1.12	“Event of Default” has the meaning set forth in Section 9.

1.13
“Financing” means a loan by Lender (or its Affiliates), in its sole discretion, of up to the maximum amount permitted under Section 4.11 of that certain Securities Purchase Agreement dated as of July 15, 2015 between the Borrower and purchasers party thereto, but not less than $4,000,000 which shall (i) be fully secured by all of the assets of the Borrower, (ii) mature three (3) years from the closing date of such loan, subject to acceleration upon an event of default, (iii) bear interest at the rate of 14% per annum but allowing for PIK payment of interest of 4% per annum thereof, payable annually, (iv) be pari passu in payment and all other rights with this Note and the American Financial Notes (as defined below) and (v) may also contain, among other customary terms and conditions, leverage, fixed charge coverage and minimum liquidity covenants.

1.14	“GAAP” means generally accepted accounting principles in effect in the United States of America applied on a consistent basis.

1.15
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government.

1.16	“Indemnified Person” has the meaning set forth in Section 11.1.

1.17	“Intellectual Property” means all intangible assets, intellectual property, Copyrights, Trademarks, and Patents.

1.18	“Interest Rate” has the meaning set forth in the introductory paragraph.

1.19	“Interest Payment Date” means June 30, 2017.

1.20
“Law” as to any Person, means any law (including common law), statute, ordinance, treaty, rule, regulation, policy or requirement of any Governmental Authority and authoritative interpretations thereon, whether now or hereafter in effect, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

1.21	“Lender” has the meaning set forth in the introductory paragraph.

1.22	“Lien” means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge or other security interest.

1.23	“Loan” means the principal amount outstanding under this Note together with accrued interest thereon.

1.24	“Maturity Date” means the earlier of (a) December 22, 2017, and (b) the date on which all amounts under this Note shall become due and payable.

1.25	“Note” has the meaning set forth in the introductory paragraph.

1.26
“Operating Documents” are, for any Person, such Person’s formation documents, as certified by the Secretary of State (or equivalent agency) of such Person’s jurisdiction of organization on a date that is no earlier than ten (10) Business Days prior to the delivery thereof, certificate of incorporation, bylaws, or similar governing agreement with all current amendments or modifications thereto.

1.27	“Parties” means the Lender and the Borrower.

1.28
“Patents” means all domestic and foreign letters patent, design patents, utility patents, industrial designs, inventions, trade secrets, and other general intangibles of like nature, whether now existing or hereafter acquired, all applications, registrations and recordings thereof, and all reissues, divisions, continuations, continuations in part and extensions or renewals thereof, in each case, to the extent owned by the Borrower.

1.29
“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority or other entity.

1.30
“Permitted Liens” means (i) the security interest granted to the Lender pursuant to this Note, (ii) liens of lessors, lessees, sublessors, sublessees, licensors or licensees arising under real estate lease or license arrangements entered into in the ordinary course of business of the Borrower, (iii) inchoate mechanics and similar liens for labor, materials or supplies, (iv) rights existing under Capital Lease Obligations of Six Hundred Thirty Two Thousand Two Dollars ($632,002) as of March 31, 2017, (v) liens under Capital Lease Obligations to the extent permitted under Section 8.2(c) hereof, provided, that (1) any such lien attaches to such property concurrently with the acquisition thereof and (2) such lien attaches solely to the property so acquired in such transaction, (vi) liens pursuant to the (a) Secured Note dated June 27, 2017 between the Borrower and Great American Life Insurance Company ("GALIC") and (b) Secured Note dated June 27, 2017 between the Borrower and Great American Insurance Company ("GAIC"; GAIC and GALIC collectively "American Financial") and (vii) liens pursuant to the Financing. The Secured Notes in favor of

American Financial described in this Section 1.30 are herein called the "American Financial Notes".

1.31
“Permitted Indebtedness” means indebtedness of the Borrower or its subsidiaries incurred on or after the date of this Note consisting of (i) subject to Section 6 hereof, Capital Leases with a Person that is not an Affiliate of the Borrower on an arm's length basis, provided, that the total amount of such indebtedness shall not exceed One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate on terms no more expensive than the terms of this Note, (ii) subject to Section 6 hereof, to the extent the Borrower is subject to a legal suit, action or proceeding against the Borrower related to or arising out of proposed transactions by the Lender and/or its Affiliates (other than this Note) with the Borrower and/or its Affiliates or stockholders, up to One Million Dollars ($1,000,000) in the aggregate, unsecured, with a Person that is not an Affiliate of the Borrower on an arm's length basis, on terms no more expensive than the terms of this Note, (iii) the debt evidenced by the American Financial Notes, and (iv) the Financing.

1.32	“PIK Interest” means four percent (4%) per annum of the fourteen percent (14%) per annum constituting the Interest Rate.

1.33	"Purchase Notice" means a written notice given by the Lender or its Affiliate to the Borrower of Lender's exercise of its Asset Sale Right of First Refusal.

1.34
“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade names, business names, d/b/a’s, internet domain names, trade styles, designs, logos and other source or business identifiers and all general intangibles of like nature, which are the subject of a pending application, or now or hereafter owned, by the Borrower, all applications, registrations and recordings thereof, and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized thereby.

2.    Disbursement Mechanics; Conditions to Disbursement.

2.1    Disbursement. $1,000,000 of the principal amount of the Loan was disbursed on the date of this Note and the balance (also $1,000,000) was disbursed on June 27, 2017 (the "June Disbursement"). Borrower shall not have the right to redraw any amount repaid hereunder.

2.2    Conditions to Disbursement. Lender's obligation to make the June Disbursement is subject to the condition precedent that Lender shall have received, in form and substance satisfactory to Lender, such documents, and the completion of such other matters, as Lender may reasonably deem necessary or appropriate, including, without limitation:

(a)    this Note duly executed.

(b)    the Operating Documents and a long-form good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than ten (10) Business Days prior to the June Disbursement, together with duly executed board of directors borrowing resolutions for Borrower in form and substances acceptable to Lender in its sole discretion, certified to Lender by the Secretary or another executive officer of Borrower. After disbursement, the Borrower shall use its best efforts to obtain long-form good standing certificates of Borrower certified by the Secretary of State of each jurisdiction in which Borrower is, or is required to be, qualified to conduct business.

3.    Interest.

3.1
Interest Rate. Except as otherwise provided herein, the outstanding amount of the Loan shall bear interest at the Interest Rate from the date it was disbursed until the Loan is paid in full, whether at maturity, upon acceleration, or otherwise.

3.2
Interest Payment. Interest shall be due and payable as set forth in Section 3.3 on the Interest Payment Date and the balance on the Maturity Date and, in the case of the Maturity Date, including all PIK Interest not added to the principal amount of the Loan. All interest that may accrue after the Maturity Date shall be payable on demand.

3.3
PIK Interest. PIK Interest shall be payable on the Interest Payment Date in kind by increasing the outstanding principal amount of the Loan by the amount of the PIK Interest on the Interest Payment Date. Any interest so added to the principal amount of the Loan shall bear interest at the Interest Rate from the date on which such interest has been so added. The obligation of the Borrower to pay PIK Interest shall be automatically evidenced by this Note. Unless the context otherwise requires, for all purposes hereof, references to "principal amount" of the Loan, "principal amount" outstanding under this Note, "principal amount" of this Note or "principal" refers to the face amount of the Loan and includes any PIK Interest added to the principal amount of the Loan from the date on which such interest has been so added.

3.4
Default Interest. If any amount payable hereunder (including, without limitation, interest and principal) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full.

3.5
Computation of Interest. All computations of interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on the date hereof, and shall not accrue on the day on which the Loan is paid.

3.6
Interest Rate Limitation. In no event whatsoever shall the amount of interest charged, taken or received hereunder exceed the maximum amount permitted by Law. If at any time and for any reason whatsoever, the interest rate payable under this Note shall exceed the maximum rate of interest permitted to be charged by the Lender to the Borrower under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law, and that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

4.    Final Payment Date; Prepayment.

4.1	Final Payment Date. The aggregate of the unpaid principal, all accrued and unpaid interest, and all other amounts payable, but unpaid, under this Note shall be due and payable on the Maturity Date.

4.2
Prepayment. Unless and until the Financing is consummated and/or in connection with the consummation of the Financing, this Note may be voluntarily prepaid by the Borrower in whole or in part at any time without penalty. If and after the Financing is consummated, this Note may not be voluntarily prepaid by the Borrower in whole or in part at any time.

5.    Payment Mechanics.

5.1
Manner of Payments. Subject to Section 3.3, all payments of interest and principal shall be made in lawful money of the United States of America on the date on which such payment is due by cashier’s check or wire transfer of immediately available funds to the Lender's account at a bank specified by the Lender in writing to the Borrower from time to time.

5.2
Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued but unpaid interest, and third to the payment of the principal amount outstanding under this Note.

5.3
Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

5.4
Rescission of Payments. If at any time any payment made by the Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, the Borrower’s obligation to make such payment shall be reinstated as though such payment had not been made.

6.    Right of First Refusal. In the event Borrower intends to incur indebtedness pursuant to Section 1.31(i) and Section 1.31(ii) hereof, (a) the Lender shall have a right of first refusal to fund such future indebtedness, (b) the Borrower shall provide notice of such indebtedness to the Lender which shall include all terms and conditions of such indebtedness, including without limitation, copies of any proposed agreements relating to such indebtedness, at least fifteen (15) calendar days prior to the consummation of such indebtedness and (c) the Lender shall give written notice of its agreement to fund such indebtedness within fifteen (15) calendar days of written notice from Borrower to the Lender that it intends to incur such indebtedness, and (d) if such notice is not provided by the Lender in accordance with Section 6(c) hereof, such indebtedness may be consummated by the Borrower with a third party other than Lender.
7.    Security Interest.
7.1    Grant. The Borrower, as collateral security for the prompt and complete payment and performance when due of the obligations of the Borrower hereunder, whether now existing or hereafter incurred, matured or unmatured, direct or indirect, primary or secondary, related or unrelated or due or to become due, hereby grants to the Lender a lien on and security interest in all of Borrower's right, title and interest in, to and under the Collateral.
7.2    Filings. The Borrower hereby authorizes the Lender to file, in any filing office as “Secured Party”, (a) financing statements, amendments to financing statements, and continuations thereof without the Borrower’s signature in accordance with the UCC and (b) financing statements and amendments to financing statements describing the Collateral as Lender determines in its sole discretion, including financing statements listing “All Assets” in the collateral description therein.
7.3    Further Assurances; Expenses. The Borrower shall take all action requested by the Lender that may be necessary or desirable to establish and maintain the validity, perfection, enforceability, priority, and continuation of the Lender's security interest in and lien on the Collateral under applicable Law, including, without limitation, (a) executing and delivering any and all financing statements, continuation statements, mortgages, control agreements, pledge agreements, notices, conveyances, certificates, deeds, vehicle titles, or other papers, in form and substance acceptable to the Lender, which the Lender may deem necessary or desirable to create, perfect, preserve, validate, or otherwise protect the Lender's security interest in the Collateral or to enable the Lender to exercise and enforce the Lender's rights under this Note, (b) immediately discharging all Liens other than as granted under this Note or as Permitted Liens, and (c) delivering to the Lender, endorsed or accompanied by such instruments of assignment as the Lender may specify, and stamping or marking, in such manner as the Lender may specify, any and all chattel paper, instruments, letters of credits, and documents evidencing or forming a part of the Collateral. All reasonable charges, expenses and fees that the Lender may incur in connection with any of the foregoing shall be paid by the Borrower or added to the principal amount borrowed under this Note. Upon payment in full to Lender by Borrower of all of the outstanding obligations of Borrower under this Note, Lender shall take all action and execute and deliver all documents to immediately discharge and release all Liens granted under this Note.

8.    Covenants and Representations and Warranties.
8.1    Affirmative Covenants. The Borrower covenants and agrees that it shall:

(a)    pay promptly, when due, all property and other taxes, assessments and governmental charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Borrower’s personal property, equipment and inventory, except to the extent the validity thereof is being contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment thereof and with respect to which adequate reserves in accordance with GAAP, have been set aside for the payment thereof.
(b)    at its own expense, maintain insurance (including, without limitation, comprehensive general liability and property insurance) with respect to the real and personal property of the Borrower in such amounts, against such risks, in such form and with responsible and reputable insurance companies or associations as is required by any Governmental Authority, contracts to which the Borrower is a party, or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated. Each such policy shall name the Lender as additional insured or a loss payee and provide for at least thirty (30) days' prior written notice of cancellation, lapse, expiration or other adverse change to the Lender.
(c)    comply with all agreements with the Lender and any of Lender's Affiliates.
(d)    comply with all applicable Laws in all material respects.
(e)    pay all obligations as they become due.
(f)    furnish to the Lender, as soon as available and in any event within (i) thirty (30) days after the end of each month, copies of the unaudited consolidated balance sheet of Borrower as of the end of such monthly accounting period, and the related consolidated statements of income and retained earnings and cash flows for such accounting period and for the portion of the fiscal year then ended, all in reasonable detail and from time to time, such other information or documents (financial or otherwise) as the Lender may reasonably request, and (ii) ninety (90) days after the end of its fiscal year, its financial statements as audited by a firm of regional or national standing.
(g)    permit Lender access to the Collateral and otherwise provide such information as Lender shall reasonably request.

(h)    use the proceeds of the June Disbursement solely for the purposes set forth on Schedule 8.1(h) hereto.
(i)    furnish or cause to be furnished to the Lender on or before 12:00 p.m. Eastern time on the Monday of every week, the information in the form set forth on Schedule 8.1(i) hereto.
(j)    provide evidence in a form satisfactory to the Lender in its sole discretion that (1) the operating Quick Base database and server containing the Customer Relationship Management ("CRM") system (the "Server") developed and maintained by Bella Spectra Corporation (the "Transferor") be made fully available to the Borrower, who will have access to all of the data and use of the operating software, and which such CRM system shall include all of the data related to the Borrower's operating stations, licenses and construction permits, network programming arrangements, market demographics as well as historical information relating to station moves, capital expenditures and filing history with the FCC and (2) the CRM system, the data and the fully operating software that resides on the Server will be transferred to the Borrower by the Transferor free and clear of all claims, liens and encumbrances by July 31, 2017 (the "Transfer Date").
(k)    following the Transfer Date, the Borrower will promptly cause all future Data to be the sole property of the Borrower free and clear of all claims, liens and encumbrances, such future Data shall not reside on the Server or any server or computer owned by the Transferor, John Kyle or their respective Affiliates and the Transferor, John Kyle or their respective Affiliates shall not retain any copy or reproduction of the Data and the future Data in any form or manner provided that the Transferor may be provided a license revocable at will by the Borrower or, after an Event of Default, by the Lender, which revocation shall be without fee, payment, penalty or obligation on the part of the Borrower or Lender.
8.2    Restrictions. The Borrower covenants and agrees that it shall not without the prior written consent of the Lender:

(a)    permit any other Lien of any kind to attach to or be imposed upon any of the Collateral except for Permitted Liens.
(b)    change its legal name, form of legal entity, or jurisdiction of organization.
(c)    incur any indebtedness, including, without limitation, for borrowed money or purchase money indebtedness, except for Permitted Indebtedness.
(d)    guaranty any obligations of any third party.
(e)    own, hold or acquire any equity interest in any other entity, other than subsidiaries of the Borrower set forth on Schedule 8.2(e) hereto.
(f)    make or pay or declare any dividends, return any capital, or make any other payment of cash or distribution of property to its stockholders.
(g)    except as provided in Section 4.2, make any prepayment of any indebtedness of the Borrower other than as set forth in Section 1 on Schedule 8.1(h) hereto.
(h)    operate outside the ordinary course of business consistent with past practice.
(i)    directly or indirectly enter into or permit to exist any transaction, contract or agreement of any kind with any officer, director, Affiliate or holder of any shares of the outstanding capital stock or options, warrants or other convertible securities of Borrower, except in connection with (1) the Financing, (2) the potential purchase of shares of the Borrower from the stockholders of the Borrower by an Affiliate of the Lender (a "Stock Acquisition"), (3) the potential purchase of any FCC Licenses (as defined below) by the Borrower or the Lender or its Affiliates from King Forward Inc., Tiger Eye Broadcasting Corporation, Tiger Eye Licensing L.L.C. and Bella Spectra Corporation (the "License Purchase"), (4) as set forth on Schedule 8.2(i) hereto, (5) following a Stock Acquisition pursuant to the Securities Purchase Agreement dated as of June 27, 2017 among an Affiliate of the Lender and the signatories party thereto, the potential sale of shares of the Borrower to the stockholders of the Borrower by the Borrower or (6) the Time Brokerage Agreement dated as of April 1, 2017 by and between King Forward, Inc. and the Borrower.
(j)    permit or cause the sale of any assets of the Borrower or its subsidiaries, except as set forth on Schedule 8.2(j) hereto; provided, however, (a) in the event that the Financing does not occur prior September 1, 2017 and (b) the Borrower has provided Lender with an Asset Sale Notice and the Lender has not timely exercised the related Asset Sale Right of First Refusal, then, at any time thereafter, if no Event of Default has occurred and is then continuing, the Borrower may enter into a sale of assets of the Borrower or its subsidiaries (not the subject of an exercised Asset Sale Right of First Refusal) at such price, and pursuant to such conditions, as set forth in the Asset Sale Notice and as may be reasonably acceptable to the Lender (including the determination of the net proceeds and delivery of all net proceeds to the Lender and American Financial) provided the closing of any such sale shall not occur prior to October 31, 2017. If Lender does not timely exercise its Asset Sale Right of First Refusal, and Borrower fails to close its sale of the assets that are subject to an Asset Sale Notice within ninety (90) days of the Asset Sale Notice, then Borrower must deliver another Asset Sale Notice before it can sell such assets. In no event shall compliance or non-compliance with this Section extend the Maturity Date.
(k)    sell, transfer, lease, change the registration, if any, dispose of, attempt to dispose of, modify, amend or abandon the Collateral, including, without limitation, licenses and permits with, or issued or regulated by, the Federal Communications Commission or equivalent state agency (the "FCC Licenses") except to the extent mandated by the FCC pursuant to a consent decree, agreement or order entered into in connection with any FCC violations that may be pending before the FCC at the time of the May Disbursement; provided, however, (a) in the event that the Financing does not occur prior to September 1, 2017 and (b) the Borrower has provided Lender with an Asset Sale Notice and the Lender has not timely exercised the related Asset Sale Right of First Refusal, then, at any time thereafter, if no Event of Default has occurred and is then continuing, the Borrower may enter into a sale of assets of the Borrower or its subsidiaries (not the subject of an exercised Asset Sale Right of First Refusal) at such price, and pursuant to such conditions, as set forth in the Asset Sale Notice and as may be reasonably acceptable to the Lender (including the determination of the net proceeds and delivery of all net proceeds to the Lender and American Financial) provided the closing of any such sale shall not occur prior to the October 31, 2017. If Lender does not timely exercise its Asset Sale Right of First Refusal, and Borrower fails to close its sale of the assets that are subject to an Asset Sale Notice within ninety (90) days of the Asset Sale Notice, then Borrower must deliver another Asset Sale Notice before it can sell such assets. In no event shall compliance or non-compliance with this Section extend the Maturity Date.
(l)    in any single transaction or series of transactions, directly or indirectly (1) wind up its affairs, liquidate or dissolve, (2) be a party to any merger or consolidation, (3) change its corporate structure, (4) except as set forth on Schedule 8.1(h) hereto, purchase or otherwise acquire, directly or indirectly, (A) all or substantially all of the assets of any person, or any shares of stock of, or similar interest in, any other Person other than the License Purchase or (B) any FCC Licenses.
(m)    except as set forth on Schedule 8.1(h) hereto, make any expenditure for fixed or capital assets.

8.3         Representations and Warranties. As an inducement for the transactions in connection with this Note, Borrower shall cause the following representations and warranties to be true until the indebtedness under this Note is discharged in full:
(a)    Borrower is a corporation, duly organized, validly existing and in good standing under the Laws of Delaware and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business except as set forth in Schedule 8.3(a) hereto.
(b)     Borrower has full power and authority to execute and deliver this Note and to incur and perform the obligations provided for herein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. No consent or approval of any public authority or other third party is required as a condition to the validity of this Note, and Borrower is in compliance with all Laws and regulatory requirements to which it is subject.
(c)    This Note constitutes the valid and legally binding obligation of Borrower, enforceable against Borrower in accordance with its terms.
(d)    Except as disclosed to Lender in writing and acknowledged by Lender prior to the date of this Note as set forth on Schedule 8.3(d) hereto, (1) there is no action, claim, notice of violation, order to show cause, complaint, investigation, or proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or Governmental Authority, agency or arbitration authority or (2) there is no outstanding decree, decision, judgment, or order that has been issued by any court, Governmental Authority, agency or arbitration authority against the Borrower or its FCC Licenses.
(e)    There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or affecting its property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of this Note.
(f)    Except as set forth in Section 1 of Schedule 9, all taxes and assessments due and payable by Borrower have been paid or are being contested in good faith by appropriate proceedings and the Borrower has filed all tax returns which it is required to file.
(g)    The financial statements of Borrower heretofore delivered to Lender have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower’s financial condition as of the date or dates thereof or for the periods covered thereby, and there has been no material adverse change in Borrower’s financial condition or operations since March 31, 2017, except as reflected in documents delivered to Lender prior to the date hereof as set forth on Schedule 8.3(g) hereto. All factual information furnished by Borrower to Lender in connection with this Note is and will be accurate and complete on the date as of which such information is delivered to Lender and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.
(h)    Borrower’s chief executive office is located at its address for notice herein.
(i)    On the date of this Agreement, the capitalization of the Borrower is as set forth on Schedule 8.3(i), which Schedule 8.3(i) shall also include the number of shares of common stock owned beneficially, and of record, by Affiliates of the Borrower as of the date hereof. No Person has any right of first refusal, preemptive right, right of participation, or any similar right in respect of the capital stock of the Borrower or any subsidiary of Borrower except as set forth in the certain Securities Purchase Agreement dated as of July 15, 2015 between the Borrower and purchasers party thereto. Except as set forth on Schedule 8.3(i), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any shares of common stock, or contracts, commitments, understandings or arrangements by which the Borrower or any of its subsidiaries is or may become bound to issue additional shares of common stock or Common Stock Equivalents (as defined below). All of the outstanding shares of capital stock of the Borrower are duly authorized, validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth on Schedule 8.3(i), there are no stockholders agreements, voting agreements or other similar agreements with respect to the Borrower’s capital stock to which the Borrower is a party or, to the knowledge of the Borrower, between or among any of the Borrower’s stockholders. No Person has any right to cause the Borrower to effect the registration under the Securities Act of any securities of the Borrower or any of its subsidiaries. "Common Stock Equivalents" means any securities of the Borrower or its subsidiaries which would entitle the holder thereof to acquire at any time common stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, common stock.
9.    Events of Default. Except as set forth on Schedule 9 hereto, the occurrence of any of the following shall constitute an Event of Default hereunder:

9.1	Failure to Pay. The Borrower fails to pay any principal amount of or interest on the Loan when due.

9.2
Breach of Covenants. Except for matters addressed in Sections 9.1, 9.3, 9.4, 9.5, 9.6 or 9.7 hereof, the Borrower fails to observe or perform any covenant, condition or agreement contained in this Note, or any other agreement with Lender, and such failure continues for thirty (30) days after the Lender provides written notice to the Borrower of such failure.

9.3
Bankruptcy. The Borrower files a petition in bankruptcy or under any similar insolvency Law, makes of an assignment for the benefit of creditors, if any petition in bankruptcy or under any similar insolvency Law is filed against the Borrower and such petition is not dismissed within thirty (30) days after the filing thereof, or the Borrower is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

9.4
Judgments. One or more judgments, orders, decisions or decrees shall be entered against the Borrower and all of such judgments, orders, decisions or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.

9.5
Cross-Default. Any default, breach or violation of any material obligation of the Borrower’s Chief Executive Officer to the Borrower, any default, breach or violation of any obligation of the Borrower under the Financing or otherwise to the Lender, or any "Event of Default" as provided in the American Financial Notes.

9.6	Financial Covenants and Restrictive Covenants. The Borrower fails to observe or perform any covenant, condition or agreement set forth on Schedule 9.6 hereto or in Section 8.2 hereof.

9.7
FCC Licenses. Either (a) the termination, suspension, cancellation or nonrenewal of any of Borrower's FCC Licenses or the imposition of any penalty or fine by any Governmental Authority other than those terminations and fine anticipated from the FCC, and disclosed in writing to the Lender, prior to the June Disbursement or (b) the FCC consent decree, agreement or order contemplated as of the June Disbursement with regard to the Borrower, and related change of control application, is not issued and/or granted by the FCC at least 45 days prior to the Maturity Date.

9.8
Insurance. With respect to item 2 on Schedule 9 hereto, the Borrower fails to use its best efforts to obtain business interruption insurance and property insurance with responsible and reputable insurance companies on or prior to September 30, 2017.

9.9
Taxes. With respect to items 1,3,7 and 9 on Schedule 9 hereto, the Borrower fails to use its best efforts to determine, assess, address, qualify and pay past due taxes, penalties and assessments and file tax returns on or prior to October 31, 2017.

10.    Remedies.
10.1    Remedies. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Lender may at its option, (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable, and/or (b) exercise any or all of its rights, powers or remedies under applicable Law, including, without limitation, the rights of a secured party under the UCC; provided, however that, if an Event of Default described in Section 9.3 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration or other act on the part of the Lender. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Lender on which Borrower is liable.
10.2    Other Rights. In addition to all other rights, options and remedies granted to the Lender under this Note (each of which is also then exercisable by the Lender), the Lender may, upon the occurrence of an Event of Default, exercise any other rights granted to the Lender under the UCC and any other applicable Law, including, without limitation, each and all of the following rights and remedies:
(a)    the right to take possession of, send notices, and collect directly the Collateral, with or without judicial process (including, without limitation the right to notify the United States postal authority to redirect all mail addressed to the Borrower to an address designated by the Lender).
(b)    by Lender's own means or with judicial assistance, enter the Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises without any liability for rent, storage, utilities or other sums, and the Borrower shall not resist or interfere with such action.

(c)    require the Borrower at its expense to assemble all or any part of the Collateral and make it available to the Lender at any place designated by the Lender.
10.3    Notice of Sale; Non-Interference. The Borrower hereby agrees that a notice received by it at least ten (10) days before the time of any intended public sale or of the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. The Borrower covenants and agrees not to interfere with or impose any obstacle to the Lender's exercise of its rights and remedies with respect to the Collateral after the occurrence of an Event of Default hereunder.
10.4    No Obligation. The Lender shall have no obligation to prepare the Collateral for sale, including repair of damaged Collateral or completion of work in progress into finished goods for disposition.

10.5    Other Provisions. If the Lender sells any of the Collateral upon credit, the Borrower will only be credited with payments actually made by the purchaser thereof that are received by the Lender. The Lender may, in connection with any sale of the Collateral, specifically disclaim any warranties of title, possession, quiet enjoyment or the like. In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Lender is legally entitled, the Borrower shall be liable for the deficiency, together with interest thereon at the highest rate allowed by applicable Law for interest on overdue principal thereof or such other rate as shall be fixed by applicable Law, together with the costs of collection and the reasonable fees, costs, expenses and other charges of any attorneys employed by the Lender to collect such deficiency.
10.6    Order; Remedies Cumulative. The Lender shall have the right to proceed against all or any portion of the Collateral in any order. All rights and remedies granted the Lender hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and the Lender may proceed with any number of remedies at the same time until all obligations under this Note are satisfied in full.
10.7    No Duties. The powers conferred on the Lender in this Section 10 are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Lender shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral.
11.    Indemnification.
11.1    Generally. The Borrower hereby agrees to indemnify and hold harmless the Lender and its Affiliates, and each of their respective direct and indirect directors, managers, officers, members, beneficiaries, partners, employees, agents, advisors, representatives, attorneys, successors and assigns (each an “Indemnified Person”) to the fullest extent permitted by Law, against all expenses, liabilities and losses (including, but not limited to, attorney fees, judgments, fines, fees, excise taxes or penalties) incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is a lender to or equityholder of the Borrower (or an Affiliate thereof) or in connection with, arising under, resulting from, or relating to this Note or the Loan, the use of proceeds of the Loan by the Borrower or its subsidiaries, or the Borrower’s obligations hereunder, including, without limitation, claims of third parties. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Borrower in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Borrower. The right to indemnification and the advancement of expenses conferred in this Section 11.1 shall survive payment in full of this Note and shall not be exclusive of any other right which the Lender may have or hereafter acquire under any statute, agreement, Law, or otherwise.
11.2    Savings Clause. If this Section 11 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Borrower shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 11 to the fullest extent permitted by any applicable portion of this Section 11 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

12.    Miscellaneous.

12.1	Notices.
(a)    All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing and shall be given by personal delivery or nationally recognized overnight courier, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrower:
DTV America Corporation
13450 West Sunrise Blvd, Ste 164
Sunrise, FL 33323
Attn: John Kyle and Paul DeStefanis

(ii)	If to the Lender:
c/o HC2 Holdings, Inc.
450 Park Avenue, 30th Floor
New York, New York 10022
Attn: Paul Robinson, Paul Voigt, David Watters
and
Continental General Insurance Company
11001 Lakeline Blvd., Suite 120
Austin, TX 78717
Attn: Janet Ward

(b)    Notices are deemed received (i) when delivered, if personally delivered, (ii) on the next Business Day after tender for delivery if delivered by reputable overnight courier service.

12.2
Governing Law. This Note and any claim, controversy, dispute or cause of action based upon, arising out of or relating to this Note and the transactions contemplated hereby shall be governed by the Laws of the State of New York, without regard to conflicts of law principles which would cause the application of the Laws of any other jurisdiction other than the State of New York.

12.3
Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally (i) agrees that any legal action, suit or proceeding arising out of or relating to this Note may be brought in the state and federal courts located in the State of New York, County of New York, Borough of Manhattan and (ii) submits to the jurisdiction of any such court in any such action, suit or proceeding. Final judgment against the Borrower in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Nothing in this Section 12.3 shall affect the right of the Lender to (i) commence legal proceedings or otherwise sue the Borrower in any other court having jurisdiction over the Borrower or (ii) serve process upon the Borrower in any manner authorized by the Laws of any such jurisdiction.

12.4
Venue. The Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 12.3 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.5
Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY.

12.6
Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single instrument. This Note constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Note.

12.7
Costs. The Borrower agrees to pay to the Lender the costs and expenses incurred by the Lender, including legal fees, in connection with (a) preparation, negotiation, and execution of this Note and any other documents executed in connection herewith, (b) the transactions contemplated by this Note, including, but not limited to amendments to this Note, and any other document executed in connection herewith, (c) monitoring Lender's rights with respect to the obligations under this Note and, if applicable, Lender's investment in the Borrower, (d) enforcement or collection of this Note or any rights hereunder, in each case, including reasonable attorneys’ fees, expenses, and court costs through all appellate proceedings and (e) all other transactions, including financing and the tender offer, contemplated by that certain Confidential Non-Binding Term Sheet dated November 15, 2016 regardless of whether all or any part of said term sheet has expired or been terminated. Notwithstanding the foregoing, if FCC Approval (as defined in the Securities Purchase Agreement (the "SPA") dated as of June 27, 2017 among an affiliate of the Lender and the signatories party thereto), is obtained and the Purchaser (as defined in the SPA) fails to consummate the transactions contemplated by the SPA, which will result in affiliates of the Lender owning greater than 50% of the outstanding shares of the Borrower following the consummation of the transactions contemplated by the SPA, other than because of a material adverse effect on the business, properties, assets, financial (and other) condition or results, of operations of the Borrower or due to the failure of a Seller (as defined in the SPA) to perform his, her or its obligations under the SPA, then the Borrower and the Lender shall each be responsible for 50% of the amounts due under Section 12.7(e) of this Note.

12.8	Successors and Assigns; Participation.
(a) This Note may be assigned or transferred by the Lender to any Person. The Borrower may not assign or transfer this Note or any of its rights hereunder without the prior written consent of the Lender. This Note shall inure to the benefit of, and be binding upon, the Borrower and the Lender's assigns.
(b) Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person in all or a portion of Lender's rights and/or obligations under this Note (including all or a portion of its the Loan owing to it); provided that (i) Lender's obligations under this Note shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the holder of this Note, and (iv) the Borrower shall continue to deal solely and directly with Lender in connection with Lender's rights and obligations under this Note.

12.9
Waiver of Notice. The Borrower hereby waives demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity and diligence in taking any action to collect sums owing hereunder.

12.10
Interpretation. For purposes of this Note: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits and Sections mean the Schedules, Exhibits and Sections of this Note; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

12.11
Amendments and Waivers. No term of this Note may be waived, modified or amended except by an instrument in writing signed by all of the Parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

12.12	Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand or limit any of the terms or provisions hereof.

12.13
No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising on the part of the Lender, of any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

12.14
Severability. If any term or provision of this Note is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.15
Further Assurances. The Parties irrevocably (i) consent to the transactions contemplated hereby and (ii) shall sign (or cause to be signed) all further documents, do (or cause to be done) all further acts, and provide all assurances as may reasonably be necessary or desirable to give effect to the terms of this Note.

12.16
Amended and Restated. This Note is given to increase and rearrange, and not given in extinguishment of, the aggregate unpaid principal balance as of the date hereof of that certain Secured Note dated December 23, 2016 in the original principal amount of $1,000,000.00 (the "Original Note"). This Note is a restatement of the Original Note in its entirety and, therefore, whenever the terms, provisions, covenants and conditions of this Note conflict in any way with the terms, provisions, covenants or conditions of said Original Note (or any previous agreements modifying the Original Note), the terms, provisions, covenants and conditions of this Note shall control and prevail. Any rights and privileges inuring to the Borrower under the Original Note granted or contained in the Original Note are hereby terminated.

12.17	Sharing Agreement. This Note is subject to the terms of a Sharing Agreement dated as of the date hereof between the Lender and American Financial.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Borrower has executed this Note as of the date first written above.

DTV AMERICA CORPORATION
By: /s/ Paul DeStefanis Name: Paul DeSefanis Title: Chairman of the Board

Accepted:
CONTINENTAL GENERAL INSURANCE COMPANY By: Continental Insurance Group Ltd., on behalf of Continental General Insurance Company as Manager under the Investment Management Agreement dated January 1, 2017
By: /s/ David Watters Name: David Watters Title: Authorized Signatory

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